Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-278793

PROSPECTUS  SUPPLEMENT NO. 2

(to prospectus dated April 29, 2024)

MultiSensor AI Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated April 29, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278793). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is being filed to supplement, modify or supersede certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “MSAI” and “MSAIW,” respectively. On May 6, 2024, the closing price of our Common Stock was $2.69 and the closing price of our Warrants was $0.044.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2024.

REGISTERED HOLDERS

The information in the table that appears under the caption “Registered Holders” on pages 79 through 88 of the Prospectus is modified to reflect the issuance of shares of Common Stock issued in the conversion of certain of the Financing Notes (as previously registered on the Prospectus, and including shares relating to accrued interest on such Financing Notes), and to reflect minor typographical corrections.

	Securities Beneficially Owned prior to this Offering			Securities To be Sold in this Offering		Securities Beneficially Owned Following this Offering
Name of Registered Holder	Shares of Common Stock	% of Ownership	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	% of Ownership	Warrants
GARY STRAHAN(2)	6,371,018	46.3%	50,000	6,371,018	-	-	-	50,000
STEVEN WINCH(3)	552,805	4.0%	-	552,805	-	-	-	-
DAVID GOW(4)	682,588	5.0%	45,700	682,588	35,700	-	-	10,000
REID RYAN(5)	129,932	*	3,750	129,932	3,750	-	-	-
JACOB SWAIN(6)	38,141	*	1,875	38,141	1,875	-	-	-
LAWSON GOW(7)	103,500	*	1,500	103,500	1,500	-	-	-
DAVID GRAFF(8)	75,353	*	75	75,353	75	-	-	-
OLIVER LUCK(9)	110,716	*	5,075	143,716	75	-	-	5,000
STEVEN WEBSTER(10)	597,126	4.3%	62,500	597,126	37,500	-	-	25,000
DEEPAK MENON	11,137	*	-	11,137	-	-	-	-
ANIL ANNADATA	22,281	*	-	22,281	-	-	-	-
JOSHUA BONDELE(11)	11,211	*	-	11,211	-	-	-	-
STEVEN JAMES BUSH(12)	11,211	*	-	11,211	-	-	-	-
RICHARD E. SHORMA TRUST U/A dated June 22, 2021	22,429	*	-	22,429	-	-	-	-
NOLAN RYAN	21,320	*	-	21,320	-	-	-	-
IKE CLAYPOOL	10,487	*	-	10,487	-	-	-	-
CORBY J ROBERTSON JR	52,089	*	-	52,089	-	-	-	-
KEEN ENDEAVORS, LLC	31,254	*	-	31,254	-	-	-	-
ROBERT JEFFREY WILLIAMS	20,908	*	-	20,908	-	-	-	-
JERRY DEARING	20,974	*	-	20,974	-	-	-	-
CASEY CRENSHAW	20,582	*	-	20,582	-	-	-	-
DON A SANDERS(13)	282,012	2.1%	37,500	282,012	22,500	-	-	15,000
BRAD SANDERS(14)	36,440	*	3,750	36,440	-	-	-	3,750
LAURA SANDERS(15)	62,881	*	7,500	62,881	-	-	-	7,500

	Securities Beneficially Owned prior to this Offering			Securities To be Sold in this Offering		Securities Beneficially Owned Following this Offering
Name of Registered Holder	Shares of Common Stock	% of Ownership	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	% of Ownership	Warrants
SUSAN SANDERS(16)	36,440	*	3,750	82,000	-	-	-	3,750
WEIR HOLDINGS LP(17)	47,002	*	6,250	58,375	3,750	-	-	2,500
HORN MANAGEMENT, LLC(18)	136,680	*	17,500	182,172	7,500	-	-	10,000
CREEKSIDE 1 HOLDINGS LLC(19)	239,454	1.7%	29,375	330,438	9,375	-	-	20,000
JERRELL GLEN CLAY SR.(20)	24,125	*	4,750	45,625	2,250	-	-	2,500
LIFT HIGH, LLC(21)	176,332	1.3%	25,000	290,000	-	-	-	25,000
RWI PARTNERSHIP, LTD(22)	68,750	*	17,500	154,750	7,500	-	-	10,000
BOCO NVST, LLC(23)	7,500	*	2,500	29,000	-	-	-	2,500
BRENT J. SMOLIK(24)	88,166	*	12,500	145,000	-	-	-	12,500
CULLEN AND CARSON CONE 2010 TRUST(25)	70,533	*	10,000	116,000	-	-	-	10,000
BRAD KANGIESER(26)	52,900	*	7,500	87,000	-	-	-	7,500
HERRIN DESCENDANTS 2010 TRUST(27)	52,900	*	7,500	87,000	-	-	-	7,500
MACHAN INVESTMENTS, LLC(28)	88,166	*	12,500	145,000	-	-	-	12,500
CULLEN SPITZER(29)	52,900	*	7,500	87,000	-	-	-	7,500
CAMACA AS(30)	37,500	*	12,500	145,000	-	-	-	12,500
JAMES CHRISTMAS(31)	176,270	1.3%	25,000	290,000	-	-	-	25,000
KOSBERG HOLDINGS(32)	70,508	*	10,000	116,000	-	-	-	10,000
JOHNNY CARRABBA(33)	70,508	*	10,000	116,000	-	-	-	10,000
TANYA JO DRURY TRUST(34)	70,508	*	10,000	116,000	-	-	-	10,000
CHRISTINE PATTERSON(35)	8,813	*	1,250	14,500	-	-	-	1,250
CHARLES HENRY FERNANDEZ 2021 Trust UAD 5/6/21(36)	8,813	*	1,250	14,500	-	-	-	1,250
BENJAMIN AVERY BATISTICK 2021 Trust UAD 5/6/21(37)	8,813	*	1,250	14,500	-	-	-	1,250
MELANIE E. SHAW 2015 KIDS TRUST(38)	8,813	*	1,250	14,500	-	-	-	1,250
JOHN HARRIS WHITMIRE 2015 Grandchildrens Trust(39)	8,813	*	1,250	14,500	-	-	-	1,250
ALBERT SANDERS KELLER U/T/D 02/11/97(40)	8,813	*	1,250	14,500	-	-	-	1,250
MIA SCARLET BATISTICK 2016 Trust UAD 12/23/16(41)	8,813	*	1,250	14,500	-	-	-	1,250
EILEEN COLGIN 2015 GRANDCHILDRENS TRUST UAD 12/3/2015(42)	8,813	*	1,250	14,500	-	-	-	1,250
RUSSELL HARDIN, JR GRANDCHILDREN’S TRUST UAD 12/3/15(43)	8,813	*	1,250	14,500	-	-	-	1,250
BRET SANDERS(44)	47,002	*	6,250	80,875	3,750	-	-	2,500
DAVID GOW, JR.(52)	3,497	*	750	3,497	750	-	-	-
CHRISTOPHER GOW(52)	6,995	*	1,500	6,995	1,500	-	-	-

	Securities Beneficially Owned prior to this Offering				Securities To be Sold in this Offering		Securities Beneficially Owned Following this Offering
Name of Registered Holder	Shares of Common Stock	% of Ownership	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	% of Ownership	Warrants
SARAH V GOW FOY(52)	6,995	*	1,500	6,995	1,500	-	-	-
WESLEY GOW(52)	3,497	*	750	3,497	750	-	-	-
DON A SANDERS CHILDRENS TRUST DTD 2003(53)	58,125	*	11,250	58,125	11,250	-	-	-
GLYNDA FAYE PATTERSON(45)	8,813	*	1,250	14,500	-	-	-	1,250
QUINCY CATALINA SANDERS 2009 Trust UAD 6/16/2003(46)(54)	8,813	*	1,250	14,500	-	-	-	1,250
NOLAN BRADLEY SANDERS 2005 Trust UAD 6/16/2003(47)	8,813	*	1,250	14,500	-	-	-	1,250
SELA RIVAS SANDERS 2003 Trust UAD 6/16/2003(48)(54)	8,813	*	1,250	14,500	-	-	-	1,250
2009 SANDERS CHILDRENS TRUST UAD 10/21/2009 FBO Chelsea Collmer(49)(55)	8,813	*	1,250	14,500	-	-	-	1,250
JILL A BLASHACK STRAHAN TRUST U/A May 8, 2004, as amended and restated(50)	355,079	2.6%	50,000	580,000	-	-	-	50,000
BYRON ROTH LLC(51)	62,711	*	8,438	61,925	8,438	-	-	-
CR FINANCIAL HOLDINGS, INC (51)	188,062	1.4%	25,312	188,062	25,312	-	-	-
DIANE S KENDALL	26,229	*	5,625	26,229	5,625	-	-	-
GRANT GUTHRIE	8,314	*	-	8,314	-	-	-	-
MIGHTY EQUITIES MANAGEMENT, LLC	52,459	*	11,250	52,459	11,250	-	-	-
JOHN LIPMAN	100,034	*	14,220	100,034	14,220	-	-	-
WILLIAM F. HARTFIEL III	59,166	*	7,963	59,166	7,963	-	-	-
TODD FARQUHARSON	4,240	*	-	4,240	-	-	-	-
BRADLEY W. BAKER	59,166	*	7,963	59,166	7,963	-	-	-
JAMES GRAHAM MCKERNAN JR	4,240	*	-	4,240	-	-	-	-
LINCOLN KENDALL	3,922	*	-	3,922	-	-	-	-
DONALD R. KENDALL, JR.	96,070	*	16,875	96,070	16,875	-	-	-
LINDSEY HARVEL	4,240	*	-	4,240	-	-	-	-
JOHN WHITMIRE	38,750	*	7,500	38,750	7,500	-	-	-
ROBERT BENNETT	4,157	*	-	4,157	-	-	-	-
ROBERT NELSON MURRAY	38,750	*	7,500	38,750	7,500	-	-	-
DAVID FARINA	72,901	*	9,812	72,901	9,812	-	-	-
JAMES R. JARD	34,973	*	7,500	14,973	7,500	-	-	-
LNR ENTERPRISES MANAGEMENT LLC	38,750	*	7,500	38,750	7,500	-	-	-
SAN LUIS DEVELOPMENT LP	87,431	*	18,750	87,431	18,750	-	-	-
GARY WAYNE MOORE JR	10,537	*	-	10,537	-	-	-	-
JODY D CROOK	8,743	*	1,875	8,743	1,875	-	-	-
AARON M GUREWITZ TRUSTEE	31,340	*	4,218	31,340	4,218	-	-	-

	Securities Beneficially Owned prior to this Offering			Securities To be Sold in this Offering		Securities Beneficially Owned Following this Offering
Name of Registered Holder	Shares of Common Stock	% of Ownership	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	% of Ownership	Warrants
PETER BAIRD(60)	210,102	1.5%	-	210,102	-	-	-	-
J5D ENTERPRISE, LP	52,459	*	11,250	52,459	11,250	-	-	-
LAURA BEAVERS	4,240	*	-	4,240	-	-	-	-
WILLIAM H PROPPER, III	3,497	*	750	3,497	750	-	-	-
DONALD RYAN HULSTRAND	12,677	*	1,706	12,677	1,706	-	-	-
BRAD WALLACE	20,954	*	-	20,954	-	-	-	-
2009 SANDERS CHILDRENS TRUST UAD 10/21/2009 FBO Christopher Collmer	8,813	*	1,250	2,500	-	-	-	1,250
ANDREW J. MARTIN	36,067	*	-	36,067	-	-	-	-
JOHN DOUGLAS SCHICK	17,486	*	3,750	17,486	3,750	-	-	-
SHADAYSHA, LLC	104,918	*	22,500	104,918	22,500	-	-	-
KANE VENTURES, LTD.	8,743	*	1,875	8,743	1,875	-	-	-
SCOTT ZINDLER	17,486	*	3,750	17,486	3,750	-	-	-
JOHN S. BEESON	26,229	*	5,625	26,229	5,625	-	-	-
FLIGHT PARTNERS MANAGEMENT, LLC	135,625	*	26,250	135,625	26,250	-	-	-
CAMERON WIEDING	8,743	*	1,875	8,743	1,875	-	-	-
JAMES G TURNER	8,743	*	1,875	8,743	1,875	-	-	-
ROCKER U INTERESTS, LLC	22,732	*	4,875	22,732	4,875	-	-	-
JAMES ZAVORAL	40,147	*	5,403	40,147	5,403	-	-	-
STEVE DYER	40,147	*	5,403	40,147	5,403	-	-	-
CHARLES THOMAS MARTIN PENDERGRAFT	8,743	*	1,875	8,743	1,875	-	-	-
CHICAGO EARLY GROWTH VENTURES, LLC	12,940	*	2,775	12,940	2,775	-	-	-
MATTHEW DAY	21,130	*	2,844	21,130	2,844	-	-	-
KEVIN HARRIS	59,166	*	7,963	59,166	7,963	-	-	-
COUNTLESS HOLDINGS, LLC	34,973	*	7,500	34,973	7,500	-	-	-
MAROON ALLIANCE, LLC	34,973	*	7,500	34,973	7,500	-	-	-
ROCINANTE VENTURES	17,486	*	3,750	17,486	3,750	-	-	-
John Alton Burdine Estate Trust	94,099	*	16,500	86,500	15,000	-	-	1,500
GEORGE J KLAMER	87,431	*	18,750	87,431	18,750	-	-	-
JAN HOLZINGER BRES	17,486	*	3,750	17,486	3,750	-	-	-
FRED S. ZEIDMAN	3,922	*	-	3,922	-	-	-	-
GHCJ RANCHES, LLC	52,459	*	11,250	52,459	11,250	-	-	-
STEVE W HEROD	38,750	*	7,500	38,750	7,500	-	-	-
GARY PETERSEN	63,519	*	-	63,519	-	-	-	-
ASTRA EXPLORATION COMPANY, INC.	17,486	*	3,750	17,486	3,750	-	-	-
BRYCE J LARSON	20,836	*	-	20,836	-	-	-	-
STEVE GUIDRY(56)	17,020	*	-	17,020	-	-	-	-
JEFF GUIDA (57)	-	*	-	-	-	-	-	-
ROTH CAPITAL PARTNERS, LLC(58)	326,250	2.4%	-	326,250	-	-	-	-
CRAIG-HALLUM CAPITAL GROUP, LLC(59)	326,250	2.4%	-	326,250	-	-	-	-
ALVIN FUND, LLC	182,348	*		182,348		-
STEPHEN KIRONT	3,300	*		3,300	-		-
BARRY KIRONT	3,300	*		3,300	-		-
RICHARD RIZZUTO	200	*		200	-		-
STEVEN SHMULEWITZ	200	*		200	-		-
PETER ALOMAR	200	*		200	-		-
NATHAN MOGOLLAN	300	*		300	-		-
PHILIP E ROSENWEIG LIVING TRUST	5,000	*		5,000	-		-
SEAN MOLLARD	5,000	*		5,000	-		-
SUTTER SECURITIES, INC.	5,000	*		5,000	-		-
BENJAMIN SECURITIES, INC.	6,000	*		6,000	-	-

* Less than 1%.

(1) The percentage of beneficial ownership is calculated based on 13,614,854 outstanding shares of Common Stock on April 8, 2024. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Mr. Strahan was the Chief Executive Officer of ICI and now serves as our Chief Executive Officer and a member of our board of directors. The address for this registered holder is c/o MultiSensor AI Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705. Includes 305,079 shares of Common Stock and 50,000 Financing Warrant Shares held by the Jill A. Blashack Revocable Trust U/A May 8, 2004, as amended and restated, of which Jill A. Blashack, the wife of Gary Strahan, is trustee.

(3) Mr. Winch was the President of ICI and now serves as our President and a member of our board of directors. Securities to be sold in this offering include (i) 5,595 shares of Common Stock held by Mr. Winch, and (ii) 547,210 shares of Common Stock held by Villard Capital, LLC, an estate-planning vehicle for Mr. Winch controlled by Mr. Winch. The address for each registered holder named in this footnote is c/o MultiSensor AI Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.

(4) Mr. Gow was a director of SportsMap and now serves as a member of our board of directors. Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to Mr. Gow upon the exercise of Financing Warrants held by Mr. Gow. The business address for Mr. Gow is 5353 West Alabama, Suite 415 Houston, Texas 77056.

(5) Mr. Ryan was a director of SportsMap and now serves as a member of our board of directors. The address for this registered holder is 6151 Doliver, Houston, Texas 77057.

(6) Mr. Swain was an officer of SportsMap prior to the Business Combination. The address for this registered holder is 4002 Walnut Pond, Houston, Texas 77059.

(7) Mr. Gow was an officer of SportsMap prior to the Business Combination. Mr. Gow’s father is David Gow. The address for this registered holder is 5135 Greentree Road, Houston, Texas 77056.

(8) Mr. Graff was a director of SportsMap prior to the Business Combination. The address for this registered holder is 110 South 14th Street, Suite 301, Lincoln, Nebraska 68508.

(9) Mr. Luck was a director of SportsMap prior to the Business Combination. Securities to be sold in this offering include 5,000 Financing Warrant Shares issuable to Mr. Luck upon the exercise of Financing Warrants held by Mr. Luck. The address for this registered holder is 265 Dillon Ridge Road, Suite C, Dillon, Colorado 80435.

(10) Mr. Webster was a director of SportsMap prior to the Business Combination. Securities to be sold in this offering include 25,000 Financing Warrant Shares issuable to Mr. Webster upon the exercise of Financing Warrants held by Mr. Webster. The address for this registered holder is 3200 Southwest Freeway, Suite 1490, Houston, Texas 77027.

(11) Securities to be sold in this offering include 29,373 shares of Common Stock issuable to Mr. Bondele upon the exercise of Company Options to be held by Mr. Bondele.

(12) Securities to be sold in this offering include 6,167 shares of Common Stock issuable to Mr. Bush upon the exercise of Company Options to be held by Mr. Bush.

(13) Securities to be sold in this offering include (15,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(14) Securities to be sold in this offering include 3,750 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(15) Securities to be sold in this offering include 7,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(16) Securities to be sold in this offering include 3,750 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(17) Securities to be sold in this offering include 2,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Don Weir is the managing partner of this registered holder, and has controlling interest in other registered holders as disclosed herein.

(18) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(19) Securities to be sold in this offering include 20,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(20) Securities to be sold in this offering include 2,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(21) Securities to be sold in this offering include 25,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(22) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(23) Securities to be sold in this offering include 2,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(24) Securities to be sold in this offering include 12,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(25) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(26) Securities to be sold in this offering include (7,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(27) Securities to be sold in this offering include 7,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(28) Securities to be sold in this offering include 12,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(29) Securities to be sold in this offering include 7,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(30) Securities to be sold in this offering include (i12,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(31) Securities to be sold in this offering include 25,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(32) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(33) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(34) Securities to be sold in this offering include 10,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Don A. Sanders, another registered holder, is the trustee of this registered holder.

(35) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(36) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(37) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Ashley Batistick is the trustee if this registered holder.

(38) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(39) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Don Weir is the trustee of this registered holder, and has controlling interest in other registered holders as disclosed herein.

(40) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Ashley Batistick is the trustee if this registered holder.

(41) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(42) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(43) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(44) Securities to be sold in this offering include 2,500 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(45) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. This registered holder is managed by Nolan Reese Ryan, a sibling of Reid Ryan, a former director of SportsMap and a continuing director of MultiSensor AI Holdings, Inc.

(46) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(47) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(48) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(49) Securities to be sold in this offering include 1,250 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder.

(50)Securities to be sold in this offering include 50,000 Financing Warrant Shares issuable to this registered holder upon the exercise of Financing Warrants held by this registered holder. Jill A. Blashack, the trustee of this holder, is the wife of Gary Strahan, who is the Chief Executive Officer and a director of MultiSensor AI Holdings, Inc.

(51) CR Financial Holdings, Inc. and Roth Capital Partners, LLC are entities controlled by Byron Roth, LLC.

(52) This registered holder’s father is David Gow.

(53) Don Weir, another registered holder, is the trustee of this registered holder, and has controlling interest in other registered holders as disclosed herein.

(54) Brad Sanders, another registered holder, is the trustee of this registered holder.

(55) Bret Sanders, another registered holder, is the trustee of this registered holder.

(56) Mr. Guidry serves as our General Counsel. Securities to be sold in this offering represent shares of Common Stock issuable to Mr. Guidry upon the exercise of Company Options to be held by Mr. Guidry. The address for this registered holder is c/o MultiSensor AI Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.

(57) Mr. Guida was the Chief Innovation Officer of ICI and now serves as our Chief Innovation Officer.

(58) Roth Capital Partners, LLC was an underwriter in the IPO and served as an advisor to SportsMap in connection with the Business Combination. The business address of Roth Capital Partners, LLC is 888 San Clemente Dr, Newport Beach, CA 92660.

(59) Craig-Hallum Capital Group, LLC was an underwriter in the IPO and served as an advisor to SportsMap in connection with the Business Combination. The business address of Craig-Hallum Capital Group, LLC is 222 South 9th Street, Suite 350, Minneapolis, MN 55402.

(60) Mr. Baird was the Chief Financial Officer of ICI and now serves as our Chief Financial Officer . Securities to be sold in this offering include (i) 5,608 shares of Common Stock held directly, and (ii) 204,494 shares of Common Stock underlying Participating Company RSU Awards granted to Mr. Baird in connection with Closing. The address for this registered holder is c/o MultiSensor AI Holdings, Inc., 2105 West Cardinal Drive, Beaumont, Texas 77705.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Listing of Common Stock and Warrants

Our Common Stock and Public Warrants are currently listed on The Nasdaq Capital Market and trade under the symbols “MSAI” and “MSAIW”, respectively.